UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2018

Earth Science Tech Corporation

(Exact name of Registrant as Specified in its Charter)

Nevada	000-55000	80-0961484
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

8000 NW 31st Street, Unit 19

Doral, FL 33122, USA

(Address of Principal Executive Offices including Zip Code)

(305) 615-2118

(Registrant’s Telephone Number, including Area Code)

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Agreement for Clinical Trials of Laboratory Protocols

On October 12, 2018 Canna Inno Laboratories Inc. a Canadian corporation (“Canna Inno”)and wholly owned subsidiary of Earth Science Tech Corporation, a Nevada corporation (the “Company”) entered into an agreement for the clinical study of the protocols to be used in the processing of samples collected using its MSN-2 collection device, which is used in testing for / diagnosing Chlamydia and Gonorrhea (the “Agreement”). The clinical trials will be conducted by a third-party laboratory, Procrea Fertilité, a division of Procrea Mount Royal, Group Opmedic Inc. (“Procrea”). The study is the next step in bringing the MSN-2 product to market. Its purpose is validating and fine tuning the protocols that will be used by laboratories in processing larger numbers of collected samples before launching manufacture, sales and distribution of the MSN-2 device. Under the Agreement, testing will begin with processing 20 samples (whose results are already known) and conclude with processing batches of 500 to 1,000 specimens to determine whether Cobas 4800CT/NG technology can be used in processing samples collected using Earth Science Pharmaceuticals, Inc.’s MSN-2 device as the method of specimen collection. Canna Inno will pay $3,000, initially, prior to initiation of the clinical trials. We will be responsible for providing the specimens and will provide the robotic agitator during the duration of the tests, as well as certain other equipment e.g. 50ml conical test tubes. The fee for testing will be $100 per case for the first 20 cases and then $67 per case for 500 to 1,000 samples. Procrea will conduct the test using Roch’s Cobas 4800CT/NG equipment and provide a report for each specimen tested. The overall Agreement is for a one year period and renews automatically for successive one year terms, unless terminated with four weeks’ notice. Although Canna Inno will be billed monthly, it will only be billed for the testing it does; so, if Canna Inno does not send specimens to Procrea for testing, there is no work to do and therefore no continuing expenses.

Once testing is successfully completed, Earth Science Pharmaceuticals, Inc. will have the final protocols confirmed for analyzing the specimens collected with its MSN-2 device and it will be positioned to begin production, distribution and sales. The Company has secured distribution channels in Viet Nam and Morocco and these are both jurisdictions that allow for self diagnosis. Currently in the United States, only the state of New Mexico allows for self diagnosis and as such, the primary markets for this medical device will be in countries outside of the United States, where self diagnosis is legally permissible, until such time as additional states may allow for it.

The MSN-2 Device

The MSN-2 device itself, is a modified panty liner worn by women to allow for the self-collection of a gynecological specimen. Currently the device allows human cells to be collected and tested for two types of infections, Chlamydia and Gonorrhea. It provides women with the ability to be self-collect specimens in a non-clinical setting, send them to a laboratory that will process the specimens and notify them if they test positive for either sexually transmitted disease so that they can seek treatment. This technology allows the Company to provide diagnostic services to high-risk women and girls who are not inclined to visit traditional medical settings. The kit can be ordered on-line for home screening.

Background and Larger Implications of Chlamydia and Gonorrhea Infections for Women

Sexually Transmitted Diseases (“STDs”) are spreading globally with no apparent geographical limits. Chlamydia is one of the most common sexually transmitted diseases. It is caused by the bacterium Chlamydia trachomatis, often with mild to no appreciable symptoms. This is a significant issue. Although the infection is easily treatable, if the infection is not treated and left to spread through the body unchecked, life-threatening and irreversible damage to the person with the disease can occur. Chlamydia can also be transmitted by infected mothers to their babies during birth, and Chlamydia-infected people are five times more likely to become infected with HIV, if exposed. The ease with which other infections promote themselves in Chlamydia-infected individuals is due to weakened immune systems caused by the first infection. Today, Chlamydia is known as the “silent” bacteria since 75% of infected individuals have no symptoms in the early stages. To help contain the spread of this infection, an annual screening for Chlamydia is recommended for all sexually active and pregnant women. One of the greatest advantages of our technology is that it allows the patient to auto-sample at home or work, without having to go to the clinic go in person.

According to the World Health Organization more than 90 million new cases (male/female) occurring each year worldwide. In the United States alone: 4 million new cases occur each year and only 1/3 of 22 million American woman that should be tested yearly are actually tested. Public Health Agency of Canada, more than 40,000 young women are diagnosed with Chlamydia each year in Canada alone, and they represent only a fraction of the number of young women with the infection. In a majority of cases, in both women and men, Chlamydia is an asymptomatic (symptomless) infection. According to the Center for Disease Control in the United States, an untreated Chlamydia infection may lead to pelvic inflammatory disease (PID), ectopic pregnancy, chronic pelvic pain, and infertility. Chlamydia infections contribute to increased risk for HIV infections due to inflammation and the fact that immune cells leave their normal places in the body and migrate to the site of the Chlamydia infection.

If untreated, about 10-15% of women with Chlamydia will develop Pelvic Inflammatory Disease (“PID”). Chlamydia can also cause an infection in the fallopian tubes which may not present any symptoms. PID and “silent” infections of the upper genital tract can cause permanent damage to the fallopian tubes, uterus, and surrounding tissues, thus leading to infertility. In addition, Chlamydia infections contribute to increased risk for HIV infections due to inflammation and the drafting of immune cells to the site of the Chlamydia infection. Additionally, women who are affected by Chlamydia during pregnancy tend to have greater risks of infection of the amniotic sac and fluid, premature birth, and preterm membrane rupture (“PPROM”). Infection can easily be passed to the fetus during birth. Neonatal conjunctivitis is a common infection caused by Chlamydia that affects the baby’s eyes. This conjunctivitis can severely damage a newborn’s eyes and causes scarring and even permanent blindness. It is important that women know their sexual health status and that they receive treatment, as Chlamydia not only is harmful to them but to their babies. Due to its asymptomatic nature, women infected by Chlamydia are less likely to be aware of the infection, and are therefore highly vulnerable to the more extreme health consequences of the infection. Women in the 15-19 and 20-24 age groups are more than twice as likely to be diagnosed with the infection as similarly aged men. Because reported rates are based only on diagnosed cases, testing is key to monitoring infection rates. Getting tested on a regular basis is very important.

When someone is diagnosed with Chlamydia, their doctor will generally prescribe oral antibiotics. Either one single dose of azithromycin or a regimen of doxycycline twice daily for 7 to 14 days are typically enough to cure the infection. The doses are the same for those with or without HIV. With rapid treatment, infections generally clear up in a week. Although medication will eradicate the infection, it will unfortunately not repair any permanent damage done by the disease, such as infertility or child blindness. Regular screening for those at risk is highly recommended. The company’s home screening kit is safe, easy, affordable, reliable and anonymous. The Company intends to further develop the MSN-2 technology, to screen for other prominent STDs such as Gonorrhea and Thichomoniasis, all from a single collected sample.

Other Testing Methods and Benefits of MSN-2 Device

Chlamydia is usually detected by PCR (Polymerase Chain Reaction) testing of either first-catch urine or a sample taken by urogenital swab. PCR analysis is a laboratory technique that identifies small amounts of DNA in a sample by a process known as amplification. During PCR amplification, the DNA of interest is copied repeatedly until there is enough of it for analysis and detection. For example, PCR can be used to identify small amounts of DNA from the organisms that cause Gonorrhea or Chlamydia that are present in a urine sample. The sensitivity of this test may be less than optimal if the infection is situated in the uterine cervix. Conversely, some infected women may harbor Chlamydia only in their urethra, which can increase the chance of misdetection from specimens taken endocervically or by vaginal swab. With these issues presenting themselves testing on a single specimen frequently fails to identify some infected women. The MSN-2 modified panty liner, is worn by a woman for only four (4) hours, which allows the pad to collect enough specimen cells for laboratory analysis, without the worry of misdetection. Additionally, specimens collected by the Company’s MSN-2 device are significantly more stable both over time and as to temperature fluctuations. This makes the samples significantly easier and cheaper to handle and send to a laboratory, cutting down on costs of processing and logistical issues significantly since samples may be sent by commercial courier or even by post. Conversely the collection of urine samples must be refrigerated and samples deteriorate substantially in 48 hours.

Item 8.01	Other - Formation of Subsidiary

The Company’s officers, Nickolas S. Tabraue and Michel Aube, formed Canna Inno Laboratories, Inc. in Quebec Canada for the purpose of qualifying to receive grants in Canada. That company was intended to be a wholly owned subsidiary of Earth Science Tech Corporation; however, shares in that company had not been issued and it was essentially dormant until October 12, 2018 when 1,000 shares were ultimately issued to Earth Science Tech Corporation.

Item 9.01	Exhibit(s)

Exhibit No.	Description
10.1	Services Agreement for Canna Inno Laboratories Inc. – French Version
10.2	Services Agreement for Canna Inno Laboratories Inc. – English Translation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2018
EARTH SCIENCE TECH CORPORATION

	By:	/s/ Nickolas S. Tabraue
	Name:	Nickolas S. Tabraue
	Title:	President